Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2019 RESULTS

HOUSTON – November 6, 2019  - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the third quarter 2019.

Third quarter 2019 and recent operational and financial highlights include:

•	Commenced the 2019/2020 drilling campaign at Etame in September with the first appraisal wellbore, the Etame 9P, successfully encountering oil in both the Gamba and Dentale reservoirs in mid-October;
•	Produced an average of 3,081 barrels of oil per day (“BOPD”), net, within the Company’s guidance range;
•	Successfully resumed production following completion of the planned full-field annual maintenance shutdown at Etame in August on schedule and on budget;
•	Estimates that its year-end 2019 exit production rate will be 3,800 to 4,100 BOPD, net, assuming the Etame 9H development well that is currently drilling is completed and placed online in December;
•	Reported a net loss of $3.9 million ($0.07 per diluted share) and Adjusted Net Loss of $0.6 million ($0.01 per share);
•	Reported Adjusted EBITDAX of $4.5 million and Working Capital from Continuing Operations, excluding lease liabilities and discontinued operations, of $29.0 million;
•	Completed dual listing on London Stock Exchange (“LSE”) on September 26, 2019;
•	Repurchased 1,189,679 shares under the common stock repurchase program during the quarter.

Cary Bounds, VAALCO’s Chief Executive Officer commented:  “We continue to deliver value to our shareholders by executing on our strategy and producing strong operational results that will further enhance our financial position.  We are excited by the early results from our 2019/2020 drilling program.  The Etame 9P appraisal wellbore encountered good-quality Dentale oil sands and a thicker-than-expected Gamba oil column that could indicate higher oil recovery from the Etame field.  In addition, the successful Etame 9P is the first of many opportunities that we have identified that we believe have the potential to create substantial value.  During the third quarter, we also successfully completed our periodic full-field maintenance shutdown at Etame and restored production to pre-shutdown levels with no safety or environmental incidents and extended the FPSO contract for another year through September 2021.  These material and positive operational results have positioned VAALCO to deliver material organic growth through development drilling.

“From a financial perspective, while we generated Adjusted EBITDAX of $4.5 million, we did report a net loss in the third quarter.  This loss was driven primarily by a $4.8 million non-cash deferred tax charge.  In addition, the quarterly results were impacted by our planned full-field maintenance shutdown at Etame which resulted in lower sales volumes and somewhat higher operating expenses.

“On September 26th, VAALCO began trading on the LSE. Our listing on the LSE will complement our existing listing on the NYSE and provides another strategic platform to support our goals for growth.  Additionally, we continue to return value to our shareholders through our share repurchase program, which underscores our confidence in the strength of our balance sheet, quality of our assets and our ongoing ability to generate free cash flow.

“Our management team and the Board have worked hard for the past several years to strengthen VAALCO financially and operationally.  We have built a strong cash position which allows us to execute our share repurchase program and continue to fully fund the ongoing 2019-2020 drilling program at Etame from cash on hand and cash from operations. We are entering 2020 in a position of strength with positive momentum from our drilling results and remain wholly focused on delivering sustainable and profitable growth that will add meaningful value for our shareholders.”

Financial Update

The net loss of $3.9 million ($0.07 per diluted share) in the third quarter of 2019 was impacted by a non-cash expense of $5.1 million ($0.09 per diluted share) related to deferred income tax, which included a $4.8 million charge to increase the valuation allowance on deferred tax assets.  This was partially offset by a non-cash benefit of $1.8 million ($0.03 per diluted share) related to unrealized gains on crude oil swaps.  Adjusting for the net impact of these items totaling $3.4 million, third quarter Adjusted Net Loss was $0.6 million ($0.01 per diluted share).  The third quarter 2019 net loss was similarly impacted by lower revenues, reflecting both lower production volumes and lower prices, as well as a $1.2 million ($0.02 per diluted share) non-cash expense for stock options, restricted stock and stock appreciation rights (“SARs”).  In the third quarter of 2018, net income was $78.6 million ($1.28 per diluted share), which included a $66.2 million ($1.08 per diluted share) non-cash deferred tax benefit recognized in part as a result of anticipated benefits associated with the PSC Extension, and a further $3.3 million ($0.05 per diluted share) non-cash benefit from the deferral of asset retirement obligations. In the second quarter of 2019, the Company reported a net loss of $1.0 million ($0.01 per diluted share) which included a $4.4 million ($0.07 per diluted share) charge related to the resolution of a legacy issue related to Etame joint venture owners’ audit findings for the periods from 2007 to 2016.

Adjusted EBITDAX totaled $4.5 million in the third quarter of 2019 compared with $16.0 million for the same period of 2018 and with $12.9 million in the second quarter of 2019.  The average realized price for crude oil in the third quarter of 2019 was $61.26 per barrel, a decrease of 19% from $75.40 per barrel in the third quarter of 2018 and down 11% from $68.62 per barrel in the second quarter of 2019.  Sales volumes decreased 15% to 279,000 barrels in the third quarter of 2019 from 329,000 barrels in the third quarter of 2018 and 22% from 357,000 barrels sold in the second quarter of 2019.  Third quarter 2019 sales volumes were impacted by lower production volumes during the quarter, which was the result of the planned full-field maintenance shutdown that occurred in August 2019, as well as the impact from wells currently shut-in, as further discussed below.

Adjusted EBITDAX, Adjusted Net Income (Loss) and Working Capital from Continuing Operations are non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Operational Update

Gabon

Average net oil production in the third quarter of 2019 was 3,081 BOPD.  In the third quarter of 2018, average net production was 4,120 BOPD and in the second quarter of 2019 it was 3,664 BOPD.  Production declined from the second quarter of 2019 due to the impact of the planned full field shut-down for maintenance (approximately 250 BOPD, net to VAALCO), the loss of net production from the Etame 10H, Etame 4H and N. Tchibala 2H wells that are temporarily shut-in (approximately 240 BOPD, net to VAALCO) as discussed further below, and the balance due to natural decline.

VAALCO and its joint owners are currently executing the 2019/2020 development drilling program which will fulfill commitments under the PSC extension.  In mid-October, the Company announced that the Etame 9P appraisal wellbore, the first well in the 2019/2020 program which targeted the Dentale formation at the Etame field offshore Gabon,  was successfully drilled to a total depth of 10,260 feet. The well encountered at least 45 feet of good-quality Dentale oil sands with 27% porosity and 3,000 md of permeability. VAALCO now estimates gross recoverable oil resources of 3.9 to 14.9 million barrels of oil (MMBO) present in subcropping Dentale reservoirs, compared with predrill estimates of 4.6 MMBO.  The well also found an oil column in the Gamba reservoir that is at least 45 feet thick with no oil-water contact.  This oil column is thicker than predrill expectations and may result in higher ultimate oil recovery from the Etame field, including the Etame 9H and Etame 11H development wells. The Company did not encounter H2S in either the Gamba or Dentale reservoirs.

After reaching total depth in the Etame 9P appraisal wellbore, the drillpipe became stuck.  VAALCO was able to cut and pull the majority of the drillpipe but was unable to recover a portion of the drillpipe and bottom hole assembly at the bottom of the wellbore. The Etame 9P appraisal wellbore was successfully plugged back to a shallower depth, and the Company is currently drilling the Etame 9H development well as expected. The Etame 9P appraisal wellbore fulfills the commitment for one of the two appraisal wellbores agreed to under the Company’s PSC Extension and the Etame 9H development well will fulfill the Company’s commitment for one of the two development wells agreed to under the Company’s PSC Extension.   If successful, the Etame 9H would result in additional production coming online in December.

Following completion of the Etame 9H well that is currently being drilled, VAALCO plans to drill the Etame 11H development well, the Southeast Etame 4P appraisal wellbore and possibly a third development well (which is subject to approval by the joint venture owners and the government of Gabon.)  The Company expects to complete the 2019/2020 drilling program in the first half of 2020.

In early September 2019, the Electric Submersible Pump (“ESP”) failed in the Etame 10H well after operating for 4.5 years. Prior to the ESP failure, the well was producing approximately 200 BOPD, net to VAALCO.  The Company is considering options to replace the ESP, including the utilization of the Vantage drilling rig to perform a workover.  During the second quarter of 2019, the Etame 4H well produced an average of approximately 350 BOPD gross (95 BOPD, net to VAALCO); however, in July 2019, this well stopped producing.  In addition, the Company performed an acid simulation on the N. Tchibala 2H well in July.  Subsequent to this work, the well would not flow naturally, and VAALCO was unable to restore production.  The Company is considering performing additional work after the completion of the 2019/2020 drilling program to attempt to restore production to the N. Tchibala 2H well.  During the second quarter of 2019, this well produced an average of approximately 420 BOPD gross (113 BOPD, net to VAALCO).

During August 2019, VAALCO completed its planned full field 2019 maintenance shutdown for the Etame Marin FPSO and four platforms.  The entire work scope was completed successfully with no adverse environmental or safety incidents.  The field was shut-in for approximately nine days during the shutdown and then returned to pre-shutdown production levels.

Taking into consideration the combination of the Etame 9H horizontal development well which is planned to be brought online in December and the impact of deferred production from the wells that are not producing, the Company expects average production for the fourth quarter of 2019 to be between 3,100 BOPD and 3,500 BOPD, net to VAALCO.

VAALCO has exercised an election to extend the lease contract for the FPSO Petróleo Nautipa at Etame through September 2021, with an additional one-year option to run through September 2022.

Equatorial Guinea

VAALCO has a 31% working interest in Block P offshore Equatorial Guinea. VAALCO is currently awaiting the Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) to approve its appointment as operator of Block P.  Compania Nacional de Petroleos de Guinea Equatorial (“GEPetrol”) is the state-owned oil company and one of the joint venture owners in Block P.  GEPetrol has fulfilled the requirement to introduce a new joint venture owner, who will acquire GEPetrol’s participating interest, to the EG MMH by March 28, 2019.  Upon EG MMH approving the new joint venture owner, the Contractor group has one year to drill an exploration well.  VAALCO intends to seek a partner on a promoted basis that will cover all or substantially all of the cost to drill an exploration well.  If the joint venture owners fail to drill an exploration well, VAALCO would lose its interest in the license, and the associated costs would become impaired.  As of September 30, 2019, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.  VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in the block, including the approval of a development and production plan.

Other Growth Opportunities

VAALCO continues to actively pursue strategic, value-accretive mergers and acquisitions of similar properties to diversify its portfolio of producing assets. The Company is not currently engaged in any formal discussions but continues to evaluate potential opportunities.

2019 - Third Quarter Financial Results

Total oil sales for the third quarter of 2019 were $17.6 million, compared to $25.3 million in the third quarter of 2018 and $25.2 million in the second quarter of 2019.    During the third quarter of 2019, VAALCO sold approximately 279,000 net barrels of oil at an average price of $61.26 compared to approximately 329,000 net barrels at an average price of $75.40 per barrel during the third quarter of 2018.   During the second quarter of 2019, the Company sold approximately 357,000 net barrels of oil at an average price of $68.62 per barrel.

On May 6, 2019, the Company entered into commodity swap agreements at a Dated Brent weighted average price of $66.70 per barrel for the period from and including July 2019 through June 2020 for a quantity of 500,000 barrels.  These swaps settle on a monthly basis.  As of September 30, 2019, there were swaps outstanding for 394,735 barrels for the period from and including October 2019 through June 2020.

Costs and Expenses

Total production expense, excluding workovers, was $9.5 million, or $34.01 per barrel of oil sales, in the third quarter of 2019, compared to $7.5 million, or $22.93 per barrel of oil sales, in the third quarter of 2018, and $9.8 million, or $27.45 per barrel of oil sales in the second quarter of 2019.    The cost per barrel was higher in the third quarter of 2019 as compared to the second quarter of 2019 as a result of lower production volumes; however, overall costs decreased from the second quarter and the cost per barrel was within guidance.

Depreciation, depletion and amortization (“DD&A”) expense was $1.5 million, or $5.41 per barrel of oil sales in the three months ended September 30, 2019 compared to $1.1  million, or $3.43 per barrel of oil sales in the comparable period in 2018, and $1.9 million, or $5.35 per barrel of oil sales in the second quarter of 2019.  DD&A per barrel increased from 2018 due to the increase in depletable costs associated with the PSC bonus payment paid in 2018.

General and administrative (“G&A”) expense excluding non-cash stock compensation for the third quarter of 2019 was $3.6 million, or $12.86 per barrel of oil sales, as compared to $1.8 million, or $5.59 per barrel of oil sales in the third quarter 2018 and $2.8 million, or $7.93 per barrel of oil sales in the second quarter of 2019.  G&A expense includes $1.2  million,  $1.0 million and $(0.1) million of stock-based compensation expense (benefit) for the quarters ended September 30, 2019 and 2018 and June  30, 2019, respectively.    Stock-based compensation expense related to SARs was a charge of  $1.0 million expense during the three months ended September 30, 2019 as compared to $0.7 million credit in the second quarter 2019.  Because the Company’s SARs are cash settled, these awards are adjusted to fair value each period, and as a result of the increase in VAALCO’s stock price in the third quarter 2019 ($2.03 per  share at September 30, 2019 compared to $1.67 per share at June 30, 2019), the amount of expense increased resulting in a expense for the third quarter of 2019.

Income tax expense for the three months ended September 30, 2019 was $7.7 million. This is comprised of $5.1  million of deferred tax expense and a current tax provision of $2.6  million.    The deferred income tax expense for the three months ended September 30, 2019 included a $4.8 million charge to increase the valuation allowances on U.S. deferred tax assets due to a decrease in future estimated taxable earnings primarily as result of lower crude oil prices.

For the three months ended September 30, 2018, the Company had a current provision of $4.0 million and a $66.2 million deferred tax benefit.    The decrease in the current provision between the third quarter of 2019 and the third quarter of 2018 is primarily attributable to Gabon income taxes which were impacted by a  decrease in revenues.  With respect to deferred income tax, for periods prior to the three months ended September 30, 2018, the Company had full valuation allowances on its net deferred tax assets, and deferred income tax was zero.    The deferred tax benefit of $66.2 million in the third quarter 2018 related to the recognition of deferred tax assets and the reversal of valuation allowances on the other deferred tax assets as a result of the PSC extension.

Capital Investments/Balance Sheet

During the three months ended September 30, 2019, VAALCO invested approximately $2.2 million in capital expenditures on a cash basis and $6.1 million on an accrual basis, primarily for the 2019/2020 drilling program and to a lesser degree for equipment and other.  The Company continues to expect that its capital expenditures for calendar year 2019 will be in the range of $20 to $25 million. However, the total cost of the 2019/2020 drilling program is now estimated to be approximately $3.0 to $5.0 million higher than the original $25 to $30 million estimate due to additional rig and service costs associated with the Etame 9P well. VAALCO currently expects any capital expenditures made during 2019 and 2020 related to the planned drilling program to be funded by cash on hand and cash flow from operations.

At the end of the third quarter, VAALCO had Working Capital from Continuing Operations excluding lease liabilities of $29.0 million, and an unrestricted cash balance of $57.2 million. The unrestricted cash balance included $11.8 million of cash attributable to non-operating joint venture owner advances.

Common Stock Repurchase Plan

On June 20, 2019, VAALCO announced that its Board of Directors had authorized a stock repurchase program.  The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, or discontinued at any time. Payment for shares repurchased under the program are funded using the Company's cash on hand. Since inception of the program through November 5, 2019, the Company has purchased 1,606,719 shares at an average price of $1.80 for $2.9 million.

Dual Listing on the LSE

On September 26, 2019, VAALCO’s common shares began trading on the LSE Main Market while maintaining its existing listing on the New York Stock Exchange.  The Company believes that the additional listing on the LSE will better position the Company alongside its international peer group, including peers that are focused on West Africa.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results November 7, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 pm London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Third Quarter 2019 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 110 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Chris Judd / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, our 2019-2020 drilling program, our activities in Equatorial Guinea, expected sources of future capital funding and future liquidity, the share repurchase program, our ability to restore production in non-producing wells, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Reserves Disclosure

This press release contains oil and gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$57,227	$33,360
Restricted cash	769	804
Receivables:
Trade	7,503	11,907
Accounts with joint venture owners, net of allowance of $0.5 million for both periods presented	113	949
Other	1,160	1,398
Crude oil inventory	775	785
Prepayments and other	6,996	6,301
Current assets - discontinued operations	—	3,290
Total current assets	74,543	58,794
Oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	409,995	409,487
Work-in-progress	5,303	519
Undeveloped acreage	23,771	23,771
Equipment and other	12,523	9,552
	451,592	443,329
Accumulated depreciation, depletion, amortization and impairment	(394,975)	(390,605)
Net oil and natural gas properties, equipment and other	56,617	52,724
Other noncurrent assets:
Restricted cash	924	920
Value added tax and other receivables, net of allowance of $1.3 million and $2.0 million, respectively	3,035	2,226
Right of use operating lease assets	36,852	—
Deferred tax assets	25,903	40,077
Abandonment funding	11,112	11,571
Total assets	$208,986	$166,312
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,658	$8,083
Accounts with joint venture owners	11,828	304
Accrued liabilities and other	23,886	14,138
Operating lease liabilities - current portion	12,432	—
Foreign taxes payable	3,211	3,274
Current liabilities - discontinued operations	326	15,245
Total current liabilities	58,341	41,044
Asset retirement obligations	15,709	14,816
Operating lease liabilities - net of current portion	24,397	—
Other long term liabilities	652	625
Total liabilities	99,099	56,485
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,478,897 and 67,167,994 shares issued, 58,593,068 and 59,595,742 shares outstanding, respectively	6,748	6,717
Additional paid-in capital	73,263	72,358
Less treasury stock, 8,885,829 and 7,572,251 shares, respectively, at cost	(39,943)	(37,827)
Retained earnings	69,819	68,579
Total shareholders' equity	109,887	109,827
Total liabilities and shareholders' equity	$208,986	$166,312

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
Revenues:
Oil and natural gas sales	$17,603	$25,266	$25,230
Operating costs and expenses:
Production expense	9,836	7,481	9,819
Depreciation, depletion and amortization	1,509	1,130	1,909
Gain on revision of asset retirement obligations	—	(3,325)	—
General and administrative expense	4,738	2,811	2,728
Bad debt (recovery) expense	54	(157)	5
Total operating costs and expenses	16,137	7,940	14,461
Other operating income (expense), net	35	(6)	(4,399)
Operating income	1,501	17,320	6,370
Other income (expense):
Derivative instruments gain (loss), net	2,267	(1,026)	1,911
Interest income (expense), net	193	111	201
Other, net	(138)	(3)	(145)
Total other income (expense), net	2,322	(918)	1,967
Income from continuing operations before income taxes	3,823	16,402	8,337
Income tax expense (benefit)	7,681	(62,224)	9,208
Income (loss) from continuing operations	(3,858)	78,626	(871)
Income (loss) from discontinued operations, net of tax	(61)	(21)	(162)
Net income (loss)	$(3,919)	$78,605	$(1,033)

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.07)	$1.31	$(0.01)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00
Net income (loss) per share	$(0.07)	$1.31	$(0.01)
Basic weighted average shares outstanding	58,953	59,481	59,801
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.07)	$1.28	$(0.01)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00
Net income (loss) per share	$(0.07)	$1.28	$(0.01)
Diluted weighted average shares outstanding	58,953	60,818	59,801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,549	$87,808
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(5,448)	416
Depreciation, depletion and amortization	4,971	3,289
Gain on revision of asset retirement obligations	—	(3,325)
Other amortization	181	357
Deferred taxes	12,725	(66,191)
Unrealized foreign exchange (gain) loss	(46)	819
Stock-based compensation	2,770	3,729
Cash settlements paid on exercised stock appreciation rights	(261)	(82)
Derivatives instruments (gain) loss	(2,266)	2,036
Cash settlements received on matured derivative contracts, net	2,056	28
Bad debt (recovery) expense	30	(68)
Other operating (income) loss, net	37	(332)
Operational expenses associated with equipment and other	(62)	1,695
Change in operating assets and liabilities:
Trade receivables	4,404	3,556
Accounts with joint venture owners	12,354	7,961
Other receivables	219	(313)
Crude oil inventory	10	1,031
Prepayments and other	(1,979)	(13)
Value added tax and other receivables	664	(658)
Deferred tax assets	—	(1,356)
Accounts payable	(2,154)	(4,314)
Foreign taxes payable	(122)	1,775
Accrued liabilities and other	4,092	(850)
Net cash provided by continuing operating activities	33,724	36,998
Net cash used in discontinued operating activities	(4,673)	(958)
Net cash provided by operating activities	29,051	36,040
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(3,382)	(13,205)
Net cash used in continuing investing activities	(3,382)	(13,205)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(3,382)	(13,205)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	133	533
Treasury shares	(2,425)	(22)
Debt repayment	—	(9,166)
Net cash used in continuing financing activities	(2,292)	(8,655)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(2,292)	(8,655)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	23,377	14,180
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	46,655	32,286
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$70,032	$46,466

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
NET SALES DATA:
Oil (MBbls)	279	329	357
Average daily sales volumes (bbls/day)	3,033	3,576	3,923
NET PRODUCTION DATA
Oil (MBbls)	283	379	333
Average daily production volumes (bbls/day)	3,081	4,120	3,664

AVERAGE SALES PRICES:
Oil ($/Bbl)	$61.26	$75.40	$68.62
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$35.25	$22.74	$27.50
Production expense, excluding workovers*	34.01	22.93	27.45
Depreciation, depletion and amortization	5.41	3.43	5.35
General and administrative expense**	16.98	8.54	7.64
Property and equipment expenditures, cash basis (in thousands)	$2,219	$12,229	$375

*Workover costs excluded from the three months ended September 30, 2019 and 2018 and June  30, 2019 are $0.3 million, $ (0.1) million and $21 thousand, respectively.

**General and administrative expenses include $4.12,  $2.96 and $(0.29) barrel of oil of sales of stock-based compensation expense in the three months ended September 30, 2019, and 2018 and June  30, 2019, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.

Management uses Working Capital from Continuing Operations as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact lease liabilities.  Under the new leasing standard, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements.

Adjusted EBITDAX and Adjusted Net Income (Loss) have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income (Loss) should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income (Loss) exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income (Loss) may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income (Loss), Adjusted EBITDAX and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income	September 30, 2019	September 30, 2018		June 30, 2019
Net income (loss)	$(3,919)		$78,605		$(1,033)
Adjustment for discrete items:
Discontinued operations, net of tax	61		21		162
Unrealized derivative instruments (gain) loss	(1,774)		1,065		(1,479)
Gain on revision of asset retirement obligations	—		(3,325)		—
Other operating (income) expense, net	(35)	—	6	—	4,399
Deferred income tax expense (benefit)	5,058		(66,191)		5,925
Adjusted Net Income (Loss)	$(609)		$10,181		$7,974

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	September 30, 2019	September 30, 2018		June 30, 2019
Net income (loss)	$(3,919)		$78,605		$(1,033)
Add back:
Impact of discontinued operations	61		21		162
Interest expense (income), net	(193)		(111)		(201)
Income tax expense (benefit)	7,681		(62,224)		9,208
Depreciation, depletion and amortization	1,509		1,130		1,909
Non-cash or unusual items:
Stock-based compensation	1,150		973		(103)
Unrealized derivative instruments (gain) loss	(1,774)		1,065		(1,479)
Other operating (income) expense, net	(35)	—	6	—	4,399
Gain on revision of asset retirement obligations	—		(3,325)		—
Bad debt recovery and other	54		(157)		5
Adjusted EBITDAX	$4,534		$15,983		$12,867

Reconciliation of Changes in Working Capital from Continuing Operations	September 30, 2019	June 30, 2019	Change
Current assets	$74,543	$69,914	$4,629
Current liabilities	(58,341)	(47,136)	(11,205)
Operating lease liabilities - current portion	12,432	10,500	1,932
Current liabilities - discontinued operations	326	4,847	(4,521)
Working Capital From Continuing Operations	$28,960	$38,125	$(9,165)